U.S. SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C.  20549
FORM 4
   Check this box if no longer     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   subject to Section 16. Form 4
   or Form 5 obligations may
   continue. See Instruction 1(b).    Filed pursuant to Section 16(a) of the
                                      Securities Exchange Act of 1934, Section
                                      17(a) of the Public Utility Holding
                                      Company Act of 1935 or Section 30(h) of
                                      the Investment Company Act of 1940

1. Name and Address of      2.Issuer Name and               6.Relationship of Reporting
Reporting Person            Ticker or Trading Symbol        Person(s) to Issuer(Check all applicable)
Shepherd  Benjamin A.       Lincoln Logs Ltd./LLOG          _____  Director      ____  10% Owner
(Last)    (First) (Middle)  3. IRS or     4. Statement for  __X__  Officer (give ____ Other (specify
                            Social        Month / Year             title)                    below)
88 Garden Street            Security      3/03                 VP-Corp. Development
   (Street)                 Number of
                            Reporting     5. If Amendment,  7. Individual or Joint/Group Filing
Cambridge  MA    02138      Person        Date of Original  (Check Applicable Line)
(City)   (State) (Zip)      (Voluntary)   (Month / Year)    _X_Form filed by One Reporting Person
										___Form filed by More than One Reporting
										Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.Title of   2.Trans- 2A.Deemed  3.Trans-  4.Securities Acquired(A)  5.Amount of    6.Owner-  7.Nature
Security     action   Execution  action    or Disposed of(D)         Securities     ship      of In-
(Instr.3)    Date     Date, if   Code      (Instr. 3, 4 and 5)       Beneficially   Form:     direct
             (Month/  any        (Instr. 8)                          Owned Follow-  Direct    Bene-
             Day/     (Month/                                        ing Reported   (D) or    ficial
             Year)    Day/                                           Transaction(s) Indirect  Owner-
                      Year)                Amount (A) or  Price      (Instr. 3 & 4) (I)       ship
                                                  (D)                               (Instr. 4)(Instr. 4)


Common Stock 3/24/03             P         10,000  A      $0.48      21,000          D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
Form 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________

1.Title of   2.Conver-  3.Trans- 3A.       4.Transac- 5.Number of  6.Date Exer-   7.Title and   8.Price  9. Number  10.Owner- 11.Na-
  Derivative  sion or   action   Deemed    tion Code  Derivative   cisable and    Amount of     of       of Deriv-  ship      ture
  Security    Exercise  Date     Execution            Securities   Expiration     Underlying    Deriv-   ative      Form      of In-
  (Instr. 3)  Price of  (Month/  Date, if  (Instr. 8) Acquired(A)  Date           Securities    ative    Secur-     of De-    direct
              Deriv-    Day/     any                  or Disposed  (Month/Day     (Instr 3      Secur-   ities      rivative  Bene-
              ative     Year)    (Month/              of(D)        /Year)         and 4)        ity      Bene-      Secur-    ficial
              Security           Day/                 (Instr 3,                                 (Instr.  ficially   ity:      Own-
                                 Year)                4 and 5)                                  5.)      Owned      Direct    ership
                                                                                                         Follow-    (D) or    (Instr
                                                                   Date    Expira-      Amount           ing        Indi-     4)
                                                                   Exer-   tion   Title or Num-          Reported   rect (I)
                                                      (A)     (D)  cisable Date         ber of           Trans-     (Instr 4)
                                                                                        Shares           action(s)







______________________________________________________________________________
Explanation of Responses:



                                      /S/ Benjamin A. Shepherd   March 27, 2003
                                       -----------------------   --------------
**  Intentional misstatements or
omissions of facts constitute Federal
Criminal Violations.                   ** Signature of Reporting Person   Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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